UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): November 7, 2016

Global Blood Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37539	27-4825712
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

400 East Jamie Court, Suite 101, South San Francisco, CA 94080

(Address of Principal Executive Offices) (Zip Code)

(650) 741-7700

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, Dr. Eleanor Ramos, the Chief Medical Officer of Global Blood Therapeutics, Inc. (the “Company”), retired from her position on October 24, 2016.

In connection with Dr. Ramos’ retirement, on November 7, 2016, the Company and Dr. Ramos executed a letter agreement (the “Separation Agreement”), pursuant to which the Company agreed, subject to a customary release of claims by Dr. Ramos, to (i) pay Dr. Ramos a cash separation payment in the amount of $190,000 (less applicable withholdings); (ii) subject to Dr. Ramos’ enrollment in and eligibility for COBRA, provide coverage for the Company’s portion of Dr. Ramos’ COBRA premiums through April 30, 2017 and (iii) provide for the acceleration of vesting of an aggregate of 54,999 shares of common stock underlying a stock option previously granted to Dr. Ramos on June 11, 2014. Dr. Ramos has a right to revoke the Separation Agreement upon written notice to the Company at any time on or before November 14, 2016 (the “Revocation Period”), and the Separation Agreement will not become effective, nor will the above-described separation benefits be payable, until the date one business day after the Revocation Period has expired without revocation.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, which the Company intends to file with the Securities and Exchange Commission as an exhibit to its Annual Report on Form 10-K for the period ending December 31, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Blood Therapeutics, Inc.

Date: November 10, 2016	By:	/s/ Jeffrey Farrow
Jeffrey Farrow Chief Financial Officer (Principal Financial Officer)